Exhibit 23.1

Consent of Independent Auditor

To the Board of Directors

Medalist Diversified REIT, Inc.

Richmond, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Medalist Diversified REIT, Inc. on Form S-8 (Nos. 333-228674 and 333-238483) and use in the Form 8-K/A of Medalist Diversified REIT, Inc. and subsidiaries of our report dated March 9, 2021, with respect to the statement of revenues and certain operating expenses of the Lancer Center Shopping Center for the year ended December, 31, 2020, which appears in Form 8-K/A of Medalist Diversified REIT, Inc. and subsidiaries dated June 9, 2021.

/s/ Cherry Bekaert LLP

Richmond, Virginia

June 9, 2021